Exhibit 14

                         Tiens Biotech Group (USA), Inc.
                                 Code of Ethics


GENERAL

     Tiens Biotech Group (USA), Inc., (the "Company") maintains an Employee Policy Manual (under revising) that is applicable to all of the Company's directors, officers and employees. The Company's officers and its senior executives (collectively, the "Covered Officers") play an important and elevated role in corporate governance at the Company. Each Covered Officer shall therefore comply not only with the provisions of the Employee Policy Manual (which sets forth standards for both business conduct and ethics), but also with the provisions of this Code of Ethics. If any conflict should arise between the terms of this Code of Ethics and the Employee Policy Manual, the terms of this Code of Ethics shall govern.

     This Code of Ethics is intended to be a codification of standards that is reasonably designed to deter wrongdoing and to promote:

     1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     2. Avoidance of conflicts of interest, including internal disclosure of any material transaction or relationship that reasonably could be expected to give rise to such conflict;
     3. Full, fair, accurate, timely and understandable disclosure in reports and documents which the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;
     4.   Compliance with applicable  governmental  laws, rules and regulations;
     5.   The prompt  internal  reporting of  violations of this Code of Ethics;
     6.   Accountability for adherence to this Code of Ethics.

HONEST AND ETHICAL CONDUCT

     Each Covered Officer shall act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Covered Officers are expected to act in accordance with the highest of standards, thereby setting an example for other officers and employees of the Company. Each Covered Officer shall comply with each provision of the Employee Policy Manual.

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AVOIDANCE OF CONFLICTS OF INTEREST

     Covered Officers shall be free from the influence of any conflicting interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties. They are expected to deal with suppliers, customers, contractors and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference to third parties based on personal considerations. In addition, the following guidelines should be followed:

     1. Covered Officers should communicate any potential or actual conflict of interest (however immaterial) to the Chairman of the Governance Committee, so that an objective, third party review can be made of the matter.
     2. Covered Officers who render service with or without compensation to any person or group doing or seeking to do business with the Company, and Covered Officers who have, or have close relatives (i.e., parent, spouse, child or sibling) who have, a financial or other personal interest in any organization doing or seeking to do business with the Company, must clear this matter in writing with the Chairman of the Governance Committee.
     3. Any lease or rental of any kind of facilities or equipment to the Company, or to any other company or individual dealing with the Company as a contractor or supplier, by a Covered Officer (or a Covered Officer's close relative as defined above) must be disclosed in writing to the Chairman of the Governance Committee.
     4. No Covered Officer shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company, except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.
     5. No Covered Officer shall do business with a close relative (as defined above) on behalf of the Company, unless expressly authorized in writing by the Chairman of the Governance Committee after the relationship has been disclosed.
     6. Prior notification to the Chairman of the Governance Committee is required before a Covered Officer accepts a position as an officer or director of a "for profit" corporation, or becomes a member of a business partnership or other entity that may compromise the Covered Officer's service to the Company.
     7. Covered Officers who seek elective or appointed public offices, as well as membership on public boards or commissions, may encounter situations that have the potential for conflict of interest. Covered Officers who serve in public bodies should disqualify themselves from actions that represent, or may appear to represent, a conflict of interest between their role as an employee of the Company and their role in the public body. Covered Officers who serve in these capacities shall notify the Chairman of the Governance Committee of their appointment or election when it occurs.

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PUBLIC DISCLOSURES

     Each Covered Officer shall act to promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Each Covered Officer shall comply with the provisions of the Company's Employee Policy Manual.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Each Covered Officer shall comply with all governmental laws, rules and regulations that are applicable to the Company and to each such Covered Officer (in his or her capacity as an employee of the Company). Such compliance shall be more than following the letter of the law; compliance with the spirit of the law shall be each Covered Officer's goal. In connection with issues concerning such compliance, each Covered Officer may consult with appropriate legal counsel or other outside advisors (such as the Company's independent outside auditors) on such questions as he or she deems appropriate.

REPORTING OF VIOLATIONS OF THE CODE

     Each Covered Officer shall comply with the following guidelines, including promptly reporting any violations of this Code of Ethics in accordance with the procedures set forth below:

     1. Once a year, each Covered Officer shall certify to the Chairman of the Governance Committee that he or she has followed this Code of Ethics and knows of no deviations from such Code by any other Covered Officer, or shall give specific details of any such deviation.
     2. Covered Officers shall disclose to the Chairman of the Governance Committee any matter in which they are or may become involved, which in their opinion violates, may violate, or even appear to violate the intent of the Code of Ethics.
     3. In addition to the disclosures set forth in the immediately preceding paragraph, all Covered Officers shall report violations of this Code of Ethics by other Covered Officers of which they have knowledge to the Chairman of the Governance Committee .The Company will not retaliate, and will ensure that no employee retaliates, for any report made hereunder in good faith.

In accordance with the Sarbanes-Oxley Act of 2002, any director, officer and / or employee may circumvent any or all of the reporting procedures contained in this Code of Ethics by reporting any violation of this Code of Ethics, including legal, financial, accounting and / or business conduct improprieties or possible improprieties to the Chairman of the Governance Committee of the Board of Directors by writing to:

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                  Chairman of the Governance Committee
                  Tiens Biotech Group (USA), Inc.
                  # 6 Yuanquan Road
                  Wuqing New-Tech Industrial Park
                  Tianjin, Peoples Republic of China 301700

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

     The Company and its Board of Directors expect that each of the Covered Officers will comply with all of the terms of this Code of Ethics. The Board of Directors shall determine what, if any, consequences should result from a violation of this Code of Ethics by any Covered Officer. Such consequences may include a reduction in compensation, a reassignment of responsibilities, a loss of such Covered Officer's current office or dismissal from the Company. In making its determination, the Board of Directors may take into account all relevant factors, including the type and severity of violation.

AMENDMENTS AND WAIVERS OF THE CODE

     Amendments and waivers of this Code of Ethics shall be subject to the following guidelines:

     1. An amendment of this Code of Ethics may be made at any time by the Board of Directors of the Company.
     2. A grant of a waiver of the provisions of this Code of Ethics to any particular Covered Officer may only be made by the Governance Committee of the Board of Directors.
     3. If a Covered Officer believes that application of this Code of Ethics would be inappropriate or detrimental to the Company in a particular instance, a request for an exception may be made to the Chairman of the Governance Committee and disclosed to the full Board of Directors.
     4. The Company shall make a public disclosure of any such amendment to, or waiver of, this Code of Ethics within four business days on SEC Form 8-K. As an alternative, the Company may provide this information on the Company website within five business days of the date of amendment or waiver, provided that the Company shall have disclosed in its most recently filed annual report its Internet address and intention to provide the required disclosure in this manner. Any information so posted must remain on the Company website for an appropriate length of time.